                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS


                       LANNETT COMPANY, INC AND SUBSIDIARY

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                    THREE MONTHS ENDED SEPTEMBER 30
                                            2001              2001                      2000              2000
                                            --------------------------------------------------------------------
                                            Net Income        Shares                    Net Income        Shares
Basic earnings per share factors            $913,175        13,206,128                  $887,356      13,206,128

Effect of potentially dilutive
option plans and debentures:

Employee stock options                                          39,641                                     ---
                                                            ----------------------------------------------------


Diluted earnings per share factors          $913,175        13,245,769                  $887,356      13,206,128
                                            --------        ----------                  --------      ----------


Basic earnings per share                    $   0.07                                    $   0.07

Diluted earnings per share                  $   0.07                                    $   0.07



Options to purchase 51,500 shares, 68,450 shares, 30,000 shares and 1,300 shares of common stock at $0.80 per share, $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at September 30, 2001. Of these options, 39,641 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share. Options to purchase 136,700 shares, 80,000 shares and 1,550 shares of common stock at $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at September 30, 2000. These options were not included in the computation of diluted earnings per share for the three months ended September 30, 2000 because to do so would be antidilutive.







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